Exhibit 21.1

INTEL CORPORATION

SUBSIDIARIES (All 100% Owned)1

Subsidiaries of the Registrant	State or Other Jurisdiction of Incorporation
Componentes Intel de Costa Rica, S.A.	Costa Rica
Intel Americas, Inc.	Delaware, U.S.
Intel Asia Holding Limited	Hong Kong
Intel Benelux B.V.	Netherlands
Intel Capital (Cayman) Corporation	Cayman Islands
Intel Capital Corporation	Delaware, U.S.
Intel China Ltd.	People’s Republic of China
Intel Corporation (UK) Ltd.	England and Wales
Intel Electronics Finance Limited	Cayman Islands
Intel Electronics Ltd.	Israel
Intel Europe, Inc.	California, U.S.
Intel Holdings B.V.	Netherlands
Intel International	California, U.S.
Intel Investment Management Limited	Cayman Islands
Intel Ireland Limited	Cayman Islands
Intel Israel (74) Limited	Israel
Intel Israel Holdings B.V.	Netherlands
Intel Kabushiki Kaisha	Japan
Intel Massachusetts, Inc.	Delaware, U.S.
Intel Mobile Communications GmbH	Germany
Intel Overseas Funding Corporation	Cayman Islands
Intel Semi Conductors, Ltd.	Israel
Intel Semiconductor (Dalian) Ltd.	People’s Republic of China
Intel Semiconductor (US) Limited	Delaware, U.S.
McAfee, Inc.	Delaware, U.S.
Mission College Investments Ltd.	Cayman Islands
Wind River Systems, Inc.	Delaware, U.S.

[1]	As of December 29, 2012.